SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) - October 21, 2008

LOCKHEED MARTIN CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On October 21, 2008, Lockheed Martin Corporation announced its financial results for the quarter and nine months ended September 28, 2008. The press release is furnished as Exhibit 99 to this Form. Exhibit 99 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 7.01.	Regulation FD Disclosure.

As part of its previously scheduled conference call with analysts to discuss the third-quarter earnings release, the Corporation plans to provide an outlook for 2009 sales, operating income, earnings per share and cash flow from operations.  The 2009 outlook is included as part of the Corporation’s press release dated October 21, 2008 furnished as Exhibit 99 to this Form 8-K.

The Corporation also plans to discuss some of the assumptions on which the 2009 outlook is based, and provide some sensitivity analysis relating to certain employee benefit matters, including the FAS/CAS pension adjustment, cash funding obligations for defined benefit pension plans and the potential effect on other comprehensive income (loss).  The following is a summary of those topics.

Defined Benefit Pension Plans

As disclosed in our 2007 Form 10-K, FAS 87, Employers’ Accounting for Pensions, requires that the amounts we record related to our defined benefit pension plans, including the expense or income for those plans, be computed using actuarial valuations. These valuations require many assumptions, including assumptions we make relating to financial market and other economic conditions. Changes in key economic indicators can result in changes in the assumptions we use, which can impact our total Stockholders’ equity, and the amount of expense we record for and the cash contributions we will be required to make to our defined benefit plans in the following year. The difference between the actual return on plan assets for a given year and the expected long-term rate of return on assets also affects these amounts.

One of the key year-end assumptions used is the discount rate, which we review annually based on changes in interest rates. We evaluate several data points in order to arrive at an appropriate discount rate, including quoted rates from long-term bond indices and changes in long-term bond rates over the past year, and approximate average yields on securities that are selected to match our projected pension-related cash flows. An increase in the discount rate from year to year will decrease our projected benefit obligation (PBO), while a decrease will increase our PBO. Changes in the PBO due to changes in the discount rate are reflected as adjustments to unrecognized net actuarial losses, which are recorded as an adjustment in Stockholders’ equity as a component of Other comprehensive loss. This adjustment is amortized over time as part of future years’ expense for our defined benefit pension plans.

The FAS/CAS pension adjustment represents the difference between pension expense or income calculated for financial reporting purposes in accordance with FAS 87, and pension costs calculated and funded in accordance with U.S. Government Cost Accounting Standards (CAS). CAS is a major factor in determining pension funding requirements, and governs the extent of allocability and recoverability of pension costs on government contracts. The CAS expense is recovered through the pricing of our products and services on U.S. Government contracts and, therefore, recognized in our Net sales.

We will not finalize the discount rate or other assumptions, or determine the actual return on plan assets, until the end of 2008. These factors impact both the calculation of our PBO at the end of the year, and the amount of expense we record for and the cash contributions we will be required to make to our defined benefit plans in 2009. Recent volatility in the financial markets has intensified the challenge of trying to accurately estimate the discount rate we will use at the end of 2008 or the actual return on our benefit plan assets for 2008. The following table summarizes five scenarios relative to a change in the discount rate and changes in our actual return on plan assets. In the Baseline scenario, we have assumed that 1) the discount rate increased to 7.5% (based on an assessment of interest rates and market activity during the current year) from the discount rate used at the end of 2007 of 6.375%; 2) the actual return on plan assets was negative (25)% for 2008 (based on volatile market activity over the past few weeks); and 3) all other assumptions used at the end of 2007 have remained constant. In consideration of the volatile market conditions over the past few weeks, Scenarios 1 and 2 presented below assume a possible improvement of plus 1,000 and 500 basis points in the hypothetical return on plan assets of (25)%, while Scenarios 3 and 4 assume a possible further degradation of 500 and 1,000 basis points in the hypothetical return on plan assets of (25)%. In each of those scenarios, we have assumed that all other assumptions used in Scenario 1 were held constant.

The table presents the results of these assumptions on the projected FAS/CAS pension adjustment in 2009, on the projected required cash contributions in 2009 (after taking into consideration discretionary contributions made in 2007) and impact on stockholders’ equity at December 31, 2008. The FAS/CAS pension adjustment for the year ended December 31, 2008 is income of $125 million, and there are no required contributions related to our defined benefit plans in 2008. The table also presents the impact of the assumptions on Stockholders’ equity for the year ended December 31, 2008. The impact in each case would result in an increase to Other comprehensive loss which is included in Stockholders’ equity, and therefore the hypothetical amounts in the table would represent decreases to our Stockholders’ equity at December 31, 2008.

(In millions, except percentages)	Baseline	Scenario 1	Scenario 2	Scenario 3	Scenario 4

Assumptions
Discount rate	7.5%	7.5%	7.5%	7.5%	7.5%
Actual return on plan assets	(25)%	(15)%	(20)%	(30)%	(35)%

Result of assumptions:
Projected FAS/CAS Pension adjustment for 2009 - income (expense)	$(60)	$20	$(15)	$(95)	$(100)
Projected required contributions for 2009	100	—	—	150	825
Projected impact on Stockholders’ equity at December 31, 2008	(3,360)	(1,700)	(2,530)	(4,190)	(5,010)

The scenarios presented are for illustration purposes only and are intended to give the reader an understanding of the variability of the FAS/CAS Pension adjustment, required contributions and impact on stockholders’ equity associated with our defined benefit pension plans based on changes in the return on plan assets and in the assumed discount rate from the rate used at the end of 2007. There is the potential that the assumptions we have used will differ materially from actual results. In addition, other scenarios and variations are possible, and the scenarios presented may not accurately depict the assumptions that will be used when the assumptions are finalized at year-end. The results of these scenarios also should not be extrapolated to assess other scenarios, because there is not a direct correlation between a change in the return on plan assets and the changes in the FAS/CAS pension adjustment, required contributions and impact on stockholders’ equity. We will not finalize our defined benefit plan assumptions until year-end consistent with our December 31, 2008 measurement date.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99	Lockheed Martin Corporation Press Release dated October 21, 2008 (earnings release for the quarter and nine months ended September 28, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By	/s/ Martin T. Stanislav
Martin T. Stanislav Vice President and Controller

October 21, 2008

Exhibit No.	Description
99	Lockheed Martin Corporation Press Release dated October 21, 2008 (earnings release for the quarter and nine months ended September 28, 2008).